Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sabre Corporation

Dallas, Texas

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated May 18, 2015) and related Prospectus of Sabre Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2015, with respect to the consolidated financial statements and schedule of Sabre Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

May 18, 2015